                                                                    Exhibit 2.1*


                         MASTER RESTRUCTURING AGREEMENT



                                     between



                          MOLTEN METAL TECHNOLOGY, INC.



                                       and


                           LOCKHEED MARTIN CORPORATION



                            Dated as of June 16, 1997



* Confidential treatment has been requested for certain portions of this Exhibit 2.1.

                         MASTER RESTRUCTURING AGREEMENT

                                TABLE OF CONTENTS

ARTICLE                                                               PAGE
-------                                                               ----
ARTICLE 1      DEFINED TERMS.........................................    2

ARTICLE 2      CLOSING...............................................    8

      2.1.     Time and Place........................................    8
      2.2.     Transactions at Closing...............................    8

ARTICLE 3      SAC AGREEMENT.........................................    9

ARTICLE 4      TWRS..................................................    9

      4.1.     Tanked Waste Contract.................................    9
      4.2.     Delivery of CEP System................................    9
      4.3      Existing Contracts....................................    9
      4.4.     Tanked Waste Services Contract........................    9
      4.5      Regulatory and Community Affairs......................   10
      4.6.     Success Fee...........................................   10
      4.7.     Royalty...............................................   10
      4.8.     Termination by DOE....................................   11
      4.9.     Assistance by LMAES...................................   11

ARTICLE 5      DUF6..................................................   11

      5.1.     Processing............................................   11
      5.2.     LMC Involvement.......................................   11

ARTICLE 6      Chemical Weapons Demilitarization.....................   12

      6.1.     Formation of New LLC..................................   12
      6.2.     License...............................................   12
      6.3.     Sale of Equipment or Technology.......................   12

ARTICLE 7      QUAMTUM-200...........................................   12

ARTICLE 8      M4....................................................   12

      8.1.     Transfer of Retech Assets.............................   12
      8.2.     Transfer of M4 Ownership..............................   13
      8.3.     Responsibility for M4.................................   13
      8.4.     Indemnity.............................................   14
      8.5.     Claims................................................   15
      8.6.     Method and Manner of Paying Claims....................   15

ARTICLE 9      FINANCIAL MATTERS.....................................   16

      9.1.     M4-MMT Receivables....................................   16
      9.2.     Outstanding Line of Credit............................   16
      9.3.     Oak Ridge Debt........................................   16
      9.4.     Restructuring and Other Costs.........................   17

ARTICLE 10     OTHER TRANSITIONAL MATTERS............................   18

      10.1.    Additional Equity Funding.............................   18

ARTICLE 11     NON-COMPETITION AND RELATED ISSUES....................   18

      11.1.    Tanked Waste Non-Competition Obligations..............   18
      11.2.    DUF6 Non-Competition Obligations......................   18
      11.3.    Chem Demil Non-Competition Obligations................   18
      11.4.    Ownership of Voting Securities........................   19
      11.5.    First Offer...........................................   19
      11.6.    Sale of Subsidiary....................................   19

ARTICLE 12.    TITLE TO MMT LICENSED PROPERTY;
               CONFIDENTIALITY AND RELATED MATTERS...................   20

      12.1.    Title to MMT Licensed Property........................   20
      12.2.    Confidentiality Obligations of LMC....................   20
      12.3.    Confidentiality Obligations of MMT....................   21

ARTICLE 13     INTELLECTUAL PROPERTY.................................   22

ARTICLE 14     ACQUISITION OF VOTING SECURITIES......................   22

      14.1.    Acquisition of Voting Securities of MMT...............   22
      14.2.    Acquisition of Voting Securities of LMC...............   22

ARTICLE 15     TERMINATION OR AMENDMENT OF
               EXISTING AGREEMENTS...................................   23

      15.1.    Existing Agreements...................................   23

ARTICLE 16     EXCLUSIVE REMEDY FOR BREACH...........................   24

ARTICLE 17     DISCLOSURE AND PUBLICITY..............................   24

ARTICLE 18     REPRESENTATIONS AND WARRANTIES........................   24

ARTICLE 19     GENERAL...............................................   25

      19.1.    Expenses..............................................   25
      19.2.    Public Statements or Releases.........................   25
      19.3.    Notices...............................................   25
      19.4.    Entire Agreement......................................   26
      19.5.    Governing Law, Etc....................................   26
      19.6.    Waiver of Jury Trial..................................   26
      19.7.    Waiver of Certain Damages.............................   27
      19.8.    Sections and Section Headings.........................   27
      19.9.    Assigns...............................................   27
      19.10.   No Implied Rights or Remedies.........................   27
      19.11.   Counterparts..........................................   27
      19.12.   Dispute Resolution....................................   27
      19.13.   Construction..........................................   27
      19.14.   Severability..........................................   27

                             SCHEDULES AND EXHIBITS*


SCHEDULES:

Schedule 4.3      TWRS Subcontracts
Schedule 9.4(a)   HR Plan
Schedule 9.4(b)   Other Costs


EXHIBITS:

Exhibit A         SAC LLC Agreement
Exhibit B         Pilot Plant Purchase Agreement
Exhibit C         Tanked Waste Services Agreement
Exhibit D         New LLC Agreement
Exhibit E         License Agreement
Exhibit F         Asset Transfer Agreement
Exhibit G         Assignment of Interest Agreement
Exhibit H         Second Amended and Restated Dispute Resolution Agreement
Exhibit I         Second Amended and Restated Limited Partnership Agreement


* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the foregoing schedules and exhibits to this Master Restructuring Agreement have not been included as part of this Current Report on Form 8-K. The registrant hereby agrees to furnish supplementally to the Commission copies of any of the foregoing schedules and exhibits upon request.

                         MASTER RESTRUCTURING AGREEMENT


      This is a Master Restructuring Agreement, dated as of June 16, 1997 (as in effect from time to time, the "Agreement"), between Molten Metal Technology, Inc., a Delaware corporation ("MMT"), and Lockheed Martin Corporation, a Maryland corporation ("LMC").

      WHEREAS, Martin Marietta Corporation, a Maryland corporation ("MMC"), and MMT entered into a Master Agreement for Government Market Development and Commercialization of CEP Technology, dated as of August 9, 1994 (as in effect from time to time, the "Original Agreement"), pursuant to which they formed M4 Environmental L.P., a Delaware limited partnership ("M4"), in order to effectively commercialize CEP (as hereinafter defined) by selling, engineering, constructing and operating CEP Plants, and sublicensing CEP technology to appropriate third parties to permit them to engineer, construct and operate CEP Plants, to service the environmental remediation, waste management, decontamination, decommissioning, chemical and biological demilitarization, pollution prevention and waste minimization needs of the United States Department of Energy ("DOE") and the United States Department of Defense ("DoD");

      WHEREAS, pursuant to an Agreement and Plan of Reorganization, dated as of August 29, 1994, between MMC and Lockheed Corporation, a Delaware corporation ("Lockheed"), MMC and Lockheed effected a business combination whereby MMC and Lockheed became wholly-owned subsidiaries of LMC, a new publicly-held corporation (the "LMC Merger");

      WHEREAS, subsequent to the LMC Merger, Lockheed and MMC merged with and into LMC, with LMC as the surviving corporation;

      WHEREAS, pursuant to an Agreement for Additional Market Segment, dated as of December 13, 1994, MMT and M4 expanded M4's exclusive license to utilize CEP to include certain materials generated by the United States Enrichment Corporation;

      WHEREAS, pursuant to a Commercial Mixed Waste Processing Agreement, dated December 12, 1995, between MMT and M4, MMT granted to M4 a limited license to utilize CEP Technology for processing commercial mixed waste at M4's processing facility in Oak Ridge, Tennessee; and

      WHEREAS, MMT, LMC and M4 entered into a Partnership Restructuring Agreement, dated as of March 15, 1996 (the "Partnership Restructuring Agreement"), whereby, among other things, M4 acquired substantially all of the assets of the Retech Division of LMC's wholly-owned subsidiary, Lockheed Environmental Systems &

Technologies Co., and M4 and LMC, acting through its Energy and Environmental Sector ("Sector"), agreed to enter into teaming agreements for certain major contracts;

      WHEREAS, pursuant to the Agreement For Expansion of License Japanese Chemical Weapons among M4, MMT and LMC, dated September 26, 1996 ("Japanese Extension Agreement"), MMT expanded M4's exclusive license to utilize CEP to include the processing of certain chemical weapons agent for the Japanese government;

      WHEREAS, M4 has to date developed its technological resources, including its licensed CEP technology, the Retech plasma technology and additional technologies, and is pursuing several major markets (collectively, the "Markets") for these technologies. However, in order to more effectively capture and penetrate these Markets LMC, through its wholly-owned Subsidiary, Lockheed Martin Advanced Environmental Systems, Inc., a Delaware corporation ("LMAES"), and MMT (each of LMC and MMT being sometimes referred to herein as a "Party" and, collectively, as the "Parties") desire to become more directly involved in the delivery of these technologies to the Markets in order to most effectively exploit the core competencies and resources of the Parties, reduce redundancies arising in connection with the M4 relationship, establish a clearer definition of the roles and responsibilities of the Parties, and deliver goods and services to the Markets more efficiently and economically.

      NOW, THEREFORE, the Parties agree as follows:

                                    Article 1

                                  Defined Terms

      In addition to the defined terms found elsewhere in this Agreement, as used in this Agreement the following terms shall have the following meanings:

      "1996 License Agreement" has the meaning set forth in Section 11.5.

      "Advisors" means, with respect to any Person, any of such Person's attorneys, accountants, lenders or consultants.

      "Affiliate" means, with respect to any specified Person, any other Person controlling, controlled by or under common control with, such specified Person. As used in this definition and Article 11, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

      "Agreement" has the meaning set forth in the preamble.

      "Amended and Restated Dispute Resolution Agreement" has the meaning set forth in Section 15.1.

      "Asset Transfer Agreement" has the meaning set forth in Section 2.2.

      "Assignment of Interest Agreement" has the meaning set forth in
Section 2.2.

      "Catalytic Extraction Processing" or "CEP" means the processes, methods and systems (including all Intellectual Property and other intangible and tangible property associated therewith, and including all aspects of accepting Feedstocks, reactions within a CEP Plant, and handling Recovered Resources), owned or used by MMT, directed to the processing of Feedstocks by introducing the Feedstocks to a processing vessel containing liquified metal.

      "CEP Plant" means the plant, equipment and other facilities necessary to perform, operate and maintain CEP on a commercial basis (or, in the case of any so-called "demonstration" CEP Plant, on the basis generally provided in the applicable demonstration program).

      "Chem Demil Market" has the meaning set forth in Section 6.1.

      "Chem Weapons Feedstocks" means (i) bombs, rockets, artillery shells, mortar shells, explosives and other munitions, containing (or formerly containing) one or more "chemical weapons agents" as defined in the Chemical Weapons Convention (formally known as the Convention on the Prohibition of the Development, Production, Stockpiling and Use of Chemical Weapons and their Destruction, adopted September 3, 1992 at the Conference on Disarmament at Geneva, and opened for signature on January 13, 1993 in Paris) and (ii) bulk stockpiles of such chemical weapons agents.

      "Claim" has the meaning set forth in Section 8.5.

      "Closing" means the closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement.

      "Competing Activities" has the meaning set forth in Section 11.4.

      "Competing Business" has the meaning set forth in Section 11.4.

      "DoD" has the meaning set forth in the preamble.

      "DOE" has the meaning set forth in the preamble.

      "DUF6" means depleted uranium hexafluoride.

      "Encumbrance" has the meaning set forth in Section 8.2.

      "Feedstocks" means, with respect to any CEP Plant, the wastes, industrial by-products and other materials to be processed by such CEP Plant.

      "GP Shares" has the meaning set forth in Section 8.2.

      "General Partner" means M4 Environmental Management Inc., a
Delaware corporation.

      "HR Plan" has the meaning set forth in Section 9.4.

      "Improvements" means any improvements, developments, updates, upgrades, enhancements, additions, revisions, corrections, fixes and other modifications to the MMT Licensed Property as it then exists that MMT, LMC, LMAES, M4 or the New LLC may acquire, discover, invent, originate, conceive or have a right to develop or manufacture, whether or not the same is patentable, commercially useful or reducible to writing or practice.

      "Indemnified Party" has the meaning set forth in Section 8.5.

      "Indemnifying Party" has the meaning set forth in Section 8.5.

      "Intellectual Property" means all patents, inventions, patent applications, patent rights, trademarks, trademark registrations, trade names, brand names, all other names and slogans embodying business or product goodwill (or both), copyright registrations, copyrights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data), software, trade secrets, know-how, mask works, industrial designs, formulae, processes and technical information, including confidential and proprietary information, whether or not subject to statutory registration or protection.

      "LC Guaranty" means the Guaranty Agreement, dated January 1, 1996, made by LMC, MMC and Lockheed in favor of SunTrust Bank, Atlanta.

      "LC Reimbursement Agreement" means the Letter of Credit Agreement dated as of January 1, 1996 between M4 and SunTrust Bank, Atlanta, as in effect from time to time.

      "License Agreement" has the meaning set forth in Section 2.2.

      "LLFW Revenues" has the meaning set forth in Section 4.7(a).

      "LMAES" has the meaning set forth in the preamble.

      "LMC" has the meaning set forth in the preamble.

      "LMC Confidential Information" means any confidential or proprietary information of LMC or its Affiliates (other than the New LLC), including but not limited to any confidential or proprietary portion of the Intellectual Property conveyed to LMAES pursuant to the Asset Transfer Agreement.

      "LMC Merger" has the meaning set forth in the preamble.

      "LMC Subsidiary" means Martin Marietta Environmental Holdings Inc., a Delaware corporation.

      "Lockheed" has the meaning set forth in the preamble.

      "Losses" has the meaning set forth in Section 8.4.

      "M4" has the meaning set forth in the preamble.

      "M4 Interest" has the meaning set forth in Section 8.2.

      "Markets" has the meaning set forth in the preamble.

      "Master Agreement" has the meaning set forth in the preamble.

      "MMC" has the meaning set forth in the preamble.

      "MMT" has the meaning set forth in the preamble.

      "MMT Confidential Information" means any confidential or proprietary information of MMT or any of its Affiliates (including M4, but not including any confidential or proprietary portion of the Intellectual Property conveyed to LMAES pursuant to the Asset Transfer Agreement).

      "MMT Licensed Property" means all Intellectual Property that was subject to the license granted pursuant to the 1996 License Agreement.

      "MMT Subsidiary" means MMT Federal Holdings, Inc., a Delaware corporation.

      "New LLC" has the meaning set forth in Section 6.1.

      "New LLC Agreement" has the meaning set forth in Section 2.2.

      "Oak Ridge Bonds" has the meaning set forth in Section 9.3(a).

      "Oak Ridge Loan" has the meaning set forth in Section 9.3(a).

      "Original Agreement" has the meaning set forth in the preamble.

      "Party" and Parties" have the meanings set forth in the preamble.

      "Person" means any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

      "Pilot Plant Purchase Agreement" has the meaning set forth in
Section 2.2.

      "Q-200 Project" has the meaning set forth in Article 7.

      "Recovered Resources" means the elements and compounds produced by a CEP Plant (whether or not produced through the use of reactants) that are suitable for use or sale.

      "Recycling" means the return of resources recovered or produced from waste or other similar materials for use or sale.

      "Related Agreements" means this Agreement, the Pilot Plant Purchase Agreement, the Tanked Waste Services Agreement, the New LLC Agreement, the SAC Agreement, the License Agreement, the Asset Transfer Agreement, the Amended and Restated Dispute Resolution Agreement, the Assignment of Interest Agreement and the Second Amended and Restated Limited Partnership Agreement and any other agreement between the parties or their Affiliates that specifies that it is a Related Agreement for purposes of this Agreement.

      "Revolving Credit Agreement" means the Revolving Credit Agreement, dated as of April 30, 1996, between LMC and M4.

      "Revolving Credit Debt" has the meaning set forth in Section 8.1.

      "Restructuring" means the transactions contemplated by this Agreement and the Related Agreements.

      "SAC Agreement" has the meaning set forth in Section 2.2.

      "SAC LLC" means LMC-MMT Strategic Alliance Committee, LLC, the limited liability company formed pursuant to the SAC Agreement.

      "Second Amended and Restated Limited Partnership Agreement" has the meaning set forth in Section 15.1.

      "Sector" has the meaning set forth in the preamble.

      "Subsidiary" means a corporation, company or other entity:

       (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

       (ii) which does not have outstanding shares or securities, as may be the case in a limited liability company, partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interests representing the right to make the decisions for such corporation, company or other entity is now or hereafter, owned or controlled, directly or indirectly, by a party hereto, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

      "Tanked Waste Contract" has the meaning set forth in Section 4.1.

      "Tanked Waste Services Agreement" has the meaning set forth in
Section 2.2.

      "Tech Center" means M4's Technical Center located at 1000 Clearview Court, Oak Ridge, Tennessee 37830.

      "Technology Plan" has the meaning set forth in Section 4.4.

      "Third Party Claim" has the meaning set forth in Section 8.4.

      "Treatment" means, with respect to any material, any physical, mechanical, thermal and/or chemical actions which, individually or in concert, alter the chemical composition of such materials.

      "TWRS Subcontract" has the meaning set forth in Section 4.3.

      "TWRS Technical Team" has the meaning set forth in Section 4.4.

      "Voting Securities" means, with respect to any Person, all securities issued by such Person having the ordinary power to vote in the election of directors or other managing authority of such Person, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

                                    Article 2


                                     Closing

      2.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts, immediately after the execution and delivery of this Agreement. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

      2.2.  Transactions at Closing.  At the Closing:

      (a) Pursuant to Article 3, LMAES and the MMT Subsidiary shall enter into the Limited Liability Company Agreement in the form of Exhibit A hereto (the "SAC Agreement");

      (b) Pursuant to Section 4.2, MMT and Sector shall enter into a CEP Plant Purchase Agreement in the form of Exhibit B hereto (the "Pilot Plant Purchase Agreement");

      (c) Pursuant to Section 4.4, MMT and LMAES shall enter into a Tanked Waste Services Contract in the form of Exhibit C hereto (the "Tanked Waste Services Agreement");

      (d) Pursuant to Section 6.1, LMAES and the MMT Subsidiary shall enter into the Limited Liability Company Agreement in the form of Exhibit D hereto (the "New LLC Agreement");

      (e) Pursuant to Section 6.2, LMC, MMT and the New LLC shall enter into the License Agreement in the form of Exhibit E hereto (the "License Agreement");

      (f) Pursuant to Section 8.1, MMT, M4, LMAES and LMC shall enter into the Asset Transfer Agreement in the form of Exhibit F hereto (the "Asset Transfer Agreement");

       (g) Pursuant to Section 8.2, the General Partner, the MMT Subsidiary and the LMC Subsidiary shall enter into the Assignment of Limited Partner Interest and First Amendment to the Amended and Restated Limited Partnership Agreement of M4 in the form of Exhibit G attached hereto. (the "Assignment of Interest Agreement");

      (h) Pursuant to Section 8.2, the LMC Subsidiary shall transfer to the MMT Subsidiary its interest in the General Partner; and

      (i) The Parties, the LMC Subsidiary, the MMT Subsidiary, M4, LMAES and the General Partner will deliver the other documents to be delivered at the Closing and take the other actions to be taken at the Closing as described elsewhere in this Agreement or the other Related Agreements referred to above.

                                    Article 3

                                  SAC Agreement

      In order to establish a mechanism for overseeing certain aspects of the relationship created as a result of the Restructuring, at the Closing LMAES and the MMT Subsidiary shall enter into the SAC Agreement.

                                    Article 4

                                      TWRS

      4.1. Tanked Waste Contract. LMC, acting through Sector or other Subsidiaries, shall perform, control and directly pursue the processing of radioactive and mixed waste at Hanford, Washington, in connection with the performance of the existing Tanked Waste Remediation Systems -- Privatization Contract DE-ACO6-96RL13309 and future extensions or modifications to, or enhancements or replacements of, such contract(s) (collectively, the "Tanked Waste Contract").

      4.2. Delivery of CEP System. At the Closing the Parties shall enter into the Pilot Plant Purchase Agreement.

      4.3. Existing Contracts. To the extent not completed prior to the Closing, promptly after the Closing the Parties and M4 shall cause the novation of any subcontracts, relating to the Tanked Waste Contract, between M4 and the subcontractors listed on Schedule 4.3 hereto (the "TWRS Subcontracts"). In addition, M4 and LMAES agree that all existing contracts or subcontracts, if any, between them relating to the Tanked Waste Contract shall be considered terminated, effective upon the Closing.

      4.4. Tanked Waste Services Agreement.

      (a) In order to address certain development and design services to be provided by MMT in connection with the Tanked Waste Contract, MMT and LMAES will enter into the Tanked Waste Services Agreement.

      (b) As provided in the Tanked Waste Services Agreement, in connection with the design and development activities contemplated by the Tanked Waste Services Agreement, the LMAES TWRS Technical Team (the "TWRS Technical Team") and MMT will develop a technology insertion plan (the "Technology Plan") to optimize the opportunity for the participation of CEP technology in the Tanked Waste Contract, subject to the consideration of the best interests of the customer under the Tanked Waste Contract. The Parties agree that any required costs to implement the Technology Plan will be allocated as they may agree at the time; in the event that the Parties are unable to agree on the allocation of such costs, then MMT's non-competition obligations under Section 11.1 shall terminate effective at such time.


      4.5. Regulatory and Community Affairs. In connection with any use of CEP technology for the Tanked Waste Contract, MMT shall provide LMC support for regulatory and community affairs for low level fraction waste processing efforts if requested in writing by LMC and project financing efforts for appropriate mutually agreeable compensation. For each of these activities LMAES and MMT shall agree on the level of effort to be provided by MMT and, where applicable, the compensation to be paid to MMT.

      4.6. Success Fee. Upon the DOE's extension of the Tanked Waste Contract for the performance of Part B of the Tanked Waste Contract, as contemplated by the current Phase 1A portion of the Tanked Waste Contract and provided that CEP has been incorporated by LMAES in its Part A deliverables and proposal to DOE for the performance of the Part B low level fraction waste processing, LMC shall pay MMT a success fee of $15.0 million, of which $5.0 million shall be payable in cash at the time of award of the Part B of the Tanked Waste Contract and $10.0 million shall be payable upon delivery and acceptance of the CEP Plant for low level fraction waste processing pursuant to terms mutually agreed upon by the Parties. Pursuant to the terms of the Technology Plan, if MMT is not entitled to receive such success fee as provided above, MMT shall be entitled to receive a $15 million success fee upon later introduction of CEP to the Tanked Waste Contract. The timing and conditions of payment of this success fee will be determined as provided in the Technology Plan.

      4.7.  Royalty.

      (a) LMC shall pay to MMT an ongoing royalty (the "TWRS Royalty") in the amount of 3.5% on all revenues generated by processing through

            MMT-supplied equipment of low level fraction waste in connection with the Tanked Waste Contract (the "LLFW Revenues"). MMT and the TWRS Technical Team shall prepare, as an amendment to the Technology Plan, a methodology for determining that portion of the total revenues generated by the Tanked Waste Contract that will constitute LLFW Revenues for purposes of calculating the TWRS Royalty. Such methodology shall be consistent with the intent of the Parties expressed in the first sentence of this paragraph (a).

      (b)   The TWRS Royalty shall be paid on a quarterly basis. Within thirty
            (30) days after a calendar quarter, LMC shall deliver to MMT a written statement showing the LLFW Revenues generated in such quarter and a calculation of the TWRS Royalty payable with respect to such quarter. LMC shall permit MMT and its authorized Advisors to inspect, on a confidential basis, the relevant books and records of LMC in order to verify the accuracy of LMC's calculation of the TWRS Royalty. Any payment or acceptance of the TWRS Royalty shall be without prejudice to MMT's right to dispute the calculation or amount of any TWRS Royalty. If MMT disputes any such amount, then the Parties shall resolve such dispute pursuant to the Amended and Restated Dispute Resolution Agreement.

      4.8. Termination By DOE. In the event that the DOE cancels or otherwise terminates the initiative represented by the Tanked Waste Contract prior to the award of the Phase 1B portion of the Tanked Waste Contract, then the relationship contemplated by this Article 4 shall terminate. In the event that the DOE effects any such cancellation or termination after the award of the Phase 1B portion of the Tanked Waste Contract, the Parties' rights and obligations as against each other and DOE upon the occurrence of such event will be defined by the definitive agreements described above in this Article 4.

      4.9


                                     *


* Confidential treatment has been requested for this portion of Exhibit 2.1.

                                    Article 5

                                      DUF6

      5.1. Processing. As between LMC and MMT, MMT will lead and directly pursue the worldwide market for the processing of DUF6.

      5.2. LMC Involvement. At the request of MMT, LMC will consider future involvement with MMT in the processing of DUF6 on a case by case basis, with factors to be considered including investment opportunity and fee considerations. Any such involvement shall be evaluated by the SAC.

                                    Article 6

                        Chemical Weapons Demilitarization

      6.1. Formation of New LLC. At the Closing, the Parties shall cause their Subsidiaries to enter into the New LLC Agreement, to form Lockheed Martin Chemical Demilitarization Systems, LLC (the "New LLC") to pursue the processing of Chem Weapons Feedstocks worldwide (the "Chem Demil Market").

      6.2. License. At the Closing, MMT, LMC and the New LLC shall enter into the License Agreement granting to the New LLC an exclusive license for CEP technology for the Chem Demil Market.

      6.3. Sale of Equipment or Technology. Until the dissolution of the New LLC pursuant to Article X of the New LLC Agreement, to the extent that either Party or its Affiliates owns or controls equipment or technology that can be sold or licensed in the Chem Demil Market, in the event that such Party or its Affiliates determines to sell or license such equipment or technology for use in the Chem Demil Market for the Treatment or Recycling of Chem Weapons Feedstocks, such Party shall appoint the New LLC as its exclusive distributor for sale or license to third parties of such equipment or technology. Any profits realized by the New LLC in connection with such distribution activities shall be shared on the basis provided in Section 3.1(c) of the New LLC Agreement.

                                    Article 7

                                   Quantum-200

      The Parties shall jointly pursue business development efforts to establish procurement opportunities whereby MMT will deliver to LMAES as soon as practicable a Quantum-200 CEP Plant for installation at a DOE site to be designated (the "Q-200 Project"). Any such decision regarding such efforts shall be made by the SAC. The SAC shall also determine the specific terms of the Q-200 Project. All efforts of the

Parties with respect to the Q-200 Project shall be subject to the approval of the appropriate part of DOE.

                                    Article 8

                                       M4

      8.1. Transfer of Retech Assets. At the Closing, LMC, M4, MMT and LMAES shall enter into the Asset Transfer Agreement, pursuant to which all of the assets relating to M4's Retech operations (including all related Intellectual Property) shall, at the direction of LMC, be transferred by M4 to LMAES, and LMAES shall assume all of M4's liabilities relating to the Retech operations, in full payment and satisfaction of M4's indebtedness to LMC under and pursuant to the Revolving Credit Agreement, including all accrued interest and other amounts accrued on such indebtedness (the "Revolving Credit Debt").

      8.2. Transfer of M4 Ownership. At the Closing, pursuant to the Assignment of Interest Agreement, LMC shall cause the LMC Subsidiary to transfer (i) to the MMT Subsidiary all of the LMC Subsidiary's 49.5% interest as a limited partner in M4 (the "M4 Interest"), free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto (each an "Encumbrance") and (ii) the 500 shares of Class A Common Stock, par value $.01 per share, of the General Partner held by the LMC Subsidiary (the "GP Shares"), free and clear of any Encumbrance, in exchange for the payment by the MMT Subsidiary to the LMC Subsidiary of $1.00 and the MMT Subsidiary's commitment to be responsible, jointly with MMT, under
Section 9.3 of this Agreement for the payment of 50% of M4's indebtedness relating to the Oak Ridge Bonds and the Oak Ridge Loan and related letter of credit.

      8.3.  Responsibility For M4.

      (a) LMC and MMT agree that, except (i) for those liabilities and obligations of M4 to be assumed by LMC or its Affiliates pursuant to the Asset Transfer Agreement and paragraph (e) below, (ii) for those liabilities and obligations of M4 for which LMC has agreed to be responsible as provided in paragraphs (b) and (e) below, (iii) for those liabilities and obligations of M4 relating to the Tech Center for which MMT has agreed to be responsible as provided in paragraphs
            (c), (d) and (e) below, and (iv) as specifically provided otherwise in this Agreement (including, without limitation, Sections 9.3 and 9.4) or one of the Related Agreements, as between LMC and its Affiliates, on the one hand, and MMT and its Affiliates, on the other hand, each of LMC and MMT shall be responsible for 50% of all liabilities and obligations of M4 and the General Partner relating to or arising out of the operation of M4's and the

            General Partner's businesses prior to the Closing, whether known or unknown or fixed or contingent.

      (b) LMC agrees that, as between LMC and its Affiliates, on the one hand, and MMT and its Affiliates, on the other hand, LMC and the LMC Subsidiary shall be responsible for (A) the liabilities and obligations of M4 and the General Partner relating to or arising out of the Tanked Waste Contract prior to the Closing, whether known or unknown or fixed or contingent, including the performance by M4 of the Letter Subcontract Number LMAES-TWRSP-LTRSUBK-004 and the TWRS Subcontracts, and (B) the performance by LMAES of the TWRS Subcontracts after the Closing (whether or not the novation of such contracts has been completed as of the Closing).

      (c) MMT agrees that, as between LMC and its Affiliates, on the one hand, and MMT and its Affiliates, on the other hand, MMT and the MMT Subsidiary shall be responsible for the liabilities and obligations of M4 and the General Partner relating to or arising out of the operation of their businesses after the Closing, whether known or unknown or fixed or contingent, except as specifically provided otherwise in this Agreement or one of the Related Agreements. In addition, LMC agrees that MMT and the MMT Subsidiary will be entitled to all M4 revenues accruing after the Closing.

      (d) MMT agrees that, as between LMC and its Affiliates, on the one hand, and MMT and its Affiliates, on the other hand, MMT and the MMT Subsidiary shall be responsible for all liabilities and obligations relating to or arising out of the operation of the Tech Center prior to the Closing, except as specifically provided otherwise in this Agreement or one of the Related Agreements.

      (e) MMT agrees that, as between LMC and its Affiliates, on the one hand, and MMT and its Affiliates, on the other hand, MMT and the MMT Subsidiary shall be responsible for all expenses or other liabilities arising out of the operation of the Tech Center between March 26, 1997 and the Closing. LMC agrees that, as between MMT and its Affiliates, on the one hand, and LMC and its Affiliates, on the other hand, LMC and the LMC Subsidiary shall be responsible for all expenses and liabilities arising out of the operation of M4's Retech operations between March 26, 1997 and the Closing.

      8.4.  Indemnity.

      (a) MMT agrees to indemnify and hold LMC and its Affiliates harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "Losses"), related to or arising out of any claim, liability, obligation or damage for which MMT and/or its Affiliates have agreed to be responsible pursuant to
            Section 8.3.

      (b) LMC agrees to indemnify and hold MMT and its Affiliates harmless from and with respect to any and all Losses related to or arising out of any claim, liability, obligation or damage for which LMC and/or its Affiliates (including, without limitation, LMAES) have agreed to be responsible pursuant to Section 8.3 or pursuant to
            Article 3 of the Asset Transfer Agreement.

      8.5.  Claims.

      (a) Notice. Either Party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other Party hereto (the "Indemnifying Party") of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 8 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

      (b) Third Party Claims. If a Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

            (i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

            (ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. In the event of any Third Party Claim for which each of the Parties is responsible for 50% pursuant to Sections 8.3(a),
9.3 or 9.4, the SAC LLC will discuss and agree on a joint defense of such Third Party Claim.

      8.6. Method and Manner of Paying Claims. In the event of any claims for indemnification under this Article 8, the claimant shall advise the Party that is required to provide indemnification therefor in writing of the amount and circumstances surrounding such claim. With respect to a liquidated claim, if within thirty (30) days the other Party has not contested such claim in writing, the other Party shall pay the full amount thereof within ten (10) days after the expiration of such 30-day period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to the Indemnifying Party. The unpaid balance of a claim for indemnification under this Article 8 shall bear interest at a rate per annum equal to the lowest prime rate published in the Wall Street Journal in its "Money Rates" column on the date notice thereof is given by the Indemnified Party to the Indemnifying Party.


                                    Article 9

                                Financial Matters

      9.1.  M4-MMT Receivables.

      (a) Immediately prior to the Closing, the LMC Subsidiary shall contribute to M4 cash in the amount of $4,960,000 to fund the payment by M4 of a portion of certain outstanding accounts payable owed by M4 to MMT relating to amounts previously paid by MMT to its subcontractor, Fluor Daniel.

      (b)   MMT agrees that, upon payment of the amount referred to in paragraph
            (a) above and consummation of the other transactions to be completed at the Closing, after the Closing neither LMC nor the LMC Subsidiary shall bear any responsibility for any accounts payable of M4 owed to MMT.

      9.2. Revolving Credit Debt. LMC agrees that immediately prior to the Closing it and M4 will terminate the Revolving Credit Agreement and that the Revolving Credit Debt will be fully paid and satisfied in exchange for the transfer of Retech assets referred to in Section 8.1.

      9.3.  Oak Ridge Debt.

      (a) With respect to the outstanding $38,000,000 aggregate principal amount of Solid Waste Facility Bonds (M4 Environmental L.P. Project Series 1996) issued by The Industrial Development Board of the City of Oak Ridge (the "Oak Ridge Bonds") and the related $38,000,000 loan made to M4 by The Industrial Development Board of the City of Oak Ridge (the "Oak Ridge Loan"), the Parties agree that after the Closing M4 shall remain as obligor on the Oak Ridge Loan. However, until the Oak Ridge Loan has been paid in full, each Party agrees that it will be responsible for 50% of the Oak Ridge Loan and Oak Ridge Bonds, including the payment of principal, interest and any letter of credit fees payable pursuant to the LC Reimbursement Agreement or any agreement relating to a substitute letter of credit. LMC agrees to provide funds on a timely basis to MMT or, at MMT's direction, M4 as required to cover LMC's 50% share of the required debt service on the Oak Ridge Bonds and the Oak Ridge Loan; provided, however, LMC may determine in its sole and absolute discretion to pay over such funds directly to the Person(s) entitled to the receipt of such funds. MMT shall provide evidence to LMC of the prompt and timely payment in full by MMT or M4 of all amounts payable relating to the Oak Ridge Loan or the Oak Ridge Bonds.

      (b) Notwithstanding any other provisions of this Agreement or the Related Agreements, neither LMC nor MMT shall have any right to withhold any amounts payable by it pursuant to this Section 9.3 in satisfaction or set-off of any obligation of the other Party.

      (c) LMC agrees to keep in place the LC Guaranty until the Oak Ridge Loan and Oak Ridge Bonds have been paid in full. In addition, if requested by MMT in connection with obtaining a substitute letter of credit for the letter of credit issued pursuant to the LC Reimbursement Agreement, LMC will enter into a substitute guaranty agreement on substantially the same terms as the LC Guaranty.

      (d) LMC acknowledges that, in connection with the amendment and restatement of M4's limited partnership agreement contemplated by
            Section 15.1, LMC will not after Closing be entitled to a 2% guaranty fee for providing a guaranty in connection with the Oak Ridge Loan and Oak Ridge Bonds.

      9.4.  Restructuring and Other Costs.

      (a) Attached to this Agreement as Schedule 9.4(a) is a description of the human resources policies and procedures adopted by M4 in connection with the transactions contemplated by this Agreement (the "HR Plan").

            LMC and MMT agree that, consistent with Section 8.3(a), except as expressly set forth in Schedule 9.4(a) they shall each bear 50% of the costs provided for in the HR Plan. In addition, LMC agrees that it shall be solely responsible for any severance costs beyond those contemplated in the HR Plan.


                                     *


      (b) Attached as Schedule 9.4(b) is a description of the procedures and allocations of responsibility agreed to by the Parties relating to certain liabilities and obligations of M4 and the General Partner arising prior to March 26, 1997. Each of the Parties agree to be responsible for those liabilities and obligations assigned to it in
            Schedule 9.4(b).


                                   Article 10

                           Other Transitional Matters

      10.1. Additional Equity Funding. MMT, on behalf of itself and the MMT Subsidiary, acknowledge that LMC and the LMC Subsidiary have satisfied the requirements to fund M4 and the General Partner with a total of $75,000,000 in equity funding pursuant to the 1996 Restructuring Agreement and the agreements entered into pursuant thereto.

                                   Article 11

                       Non-Competition and Related Issues

      11.1. Tanked Waste Non-Competition Obligations. Until the earlier of (i) the termination of the Tanked Waste Contract, (ii) the decision of LMC to proceed under the Tanked Waste Contract without using CEP technology, as contemplated by Section 4.4, (iii) the cancellation by the DOE of the Tanked Waste Contract effort as contemplated by Article 4 and (iv) the election by MMT to terminate its obligations under this Section 11.1 as provided in Articles V and XVI of the Pilot Plant Purchase Agreement, neither MMT nor any Affiliate controlled (which, as used in this Article 11, has the meaning set forth in the definition of "Affiliate") directly or indirectly by MMT


* Confidential treatment has been requested for this portion of Exhibit 2.1.

shall directly or indirectly (whether through its Affiliates, as a shareholder, partner or consultant) engage in the Treatment or Recycling of tanked waste materials to be processed under the Tanked Waste Contract except through the relationship described in Article 4.

      11.2. DUF6 Non-Competition Obligations. LMC agrees that until June 16, 2002 neither it nor any Affiliate controlled directly or indirectly by it shall directly or indirectly (whether through its Affiliates, as a shareholder, partner or consultant) engage in the Treatment or Recycling of DUF6, except for any participation with MMT as contemplated by Article 5.

      11.3 Chem Demil Non-Competition Obligations. Until the dissolution of the New LLC pursuant to Article X of the New LLC Agreement, neither Party nor any Affiliate controlled directly or indirectly by such Party shall directly or indirectly (whether through its Affiliates, as a shareholder, partner or consultant) engage in or otherwise pursue any opportunity for the Treatment or Recycling of Chem Weapons Feedstocks anywhere in the world except through the New LLC. If the Parties (or their Affiliates) are unable to agree on the terms on which they will pursue a particular opportunity in the Chem Demil Market neither Party nor any Affiliate controlled directly or indirectly by a Party shall be permitted to directly or indirectly pursue that project individually or with others.

      11.4. Ownership of Voting Securities. (a) The provisions of Sections 11.1 through 11.3 above shall not restrict LMC, MMT or their Affiliates from owning any Voting Securities or other equity interests in a business that engages in any activities within the scope of any of Sections 11.1 through 11.3 above ("Competing Activities"), provided that LMC, MMT or such Affiliate does not control the Person engaging in such business and does not otherwise engage in an activity prohibited by any of Sections 11.1 through 11.3 above.





                                     *


* Confidential treatment has been requested for this portion of Exhibit 2.1.

      11.5. First Offer. Until the dissolution of the SAC LLC pursuant to
Article X of the SAC Agreement, if either of the Parties wishes to pursue a market opportunity that falls within the scope of the exclusive license relating to DOE or DoD granted by MMT to M4 pursuant to the April 30, 1996 Amended and Restated License Agreement (as amended to date, the "1996 License Agreement"), other than any opportunity that is within the scope of the matters addressed in Articles 4, 5 or 6, it shall comply (or cause the applicable Subsidiary to comply) with the procedures set forth in Section 3.1(b) of the SAC Agreement.

      11.6. Sale of Subsidiary. Until the later of (i) the dissolution of the New LLC pursuant to Article X of the New LLC Agreement and (ii) the dissolution of the SAC LLC pursuant to Article X of the SAC Agreement, neither Party shall sell, transfer any interest in or take any other action that would cause any change of control of any member of the New LLC or SAC LLC controlled by such Party, without the prior written consent of the other Party.

                                   Article 12

                         Title to MMT Licensed Property;
                       Confidentiality and Related Matters

      12.1. Title to MMT Licensed Property. LMC agrees that title to all MMT Licensed Property shall at all times remain and vest solely with MMT. LMC agrees that it and its Affiliates will not claim or assert any right, title or interest in or to any such MMT Licensed Property as a result of or in connection with the relationships created under the Original Agreement and Partnership Restructuring Agreement and the agreements entered into in connection therewith.

      12.2. Confidentiality Obligations of LMC.

      (a) LMC agrees that it will use MMT Confidential Information only in connection with the activities contemplated by this Agreement and the Related Agreements, and it will not disclose any MMT Confidential Information to any Person except as expressly permitted by this Section 12.2.

      (b)   LMC may disclose MMT Confidential Information:

            (i) to its directors, officers and employees, its Subsidiaries and their directors, officers and employees, in each case to the extent they have a reasonable need to know the contents thereof and who have agreed in writing with MMT to be bound by the provisions of this Article 12;

            (ii) on a confidential basis to those Advisors of LMC who have a reasonable need to know the contents thereof;

            (iii) to the extent required by applicable statute, rule or regulation or any court of competent jurisdiction; provided that LMC has made reasonable efforts to conduct its relevant business activities in a manner such that the disclosure requirements of such statute, rule or regulation or court of competent jurisdiction do not apply, and provided further that MMT is given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (e.g., the "confidential treatment" provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended); and

            (iv) to the extent such MMT Confidential Information has become generally available publicly through no fault of LMC or its Subsidiaries or their directors, officers, employees, Advisors or sublicensees of the New LLC.

      12.3. Confidentiality Obligations of MMT.

      (a) MMT agrees that it will use LMC Confidential Information only in connection with the activities contemplated by this Agreement and the Related Agreements, and it will not disclose any LMC Confidential Information to any Person except as expressly permitted by this Section 12.3.

      (b)   MMT may disclose LMC Confidential Information:

            (i) to its directors, officers and employees, its Subsidiaries and their directors, officers and employees, in each case to the extent they have a reasonable need to know the contents thereof and who have agreed in writing with LMC to be bound by the provisions of this Article 12;

            (ii) on a confidential basis to those Advisors of MMT who have a reasonable need to know the contents thereof;

            (iii) to the extent required by applicable statute, rule or regulation or any court of competent jurisdiction; provided that MMT has made reasonable efforts to conduct its relevant business activities in a manner such that the disclosure requirements of such statute, rule or regulation or court of competent jurisdiction do not apply, and provided further that LMC is given notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (e.g., the "confidential treatment" provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended);

            (iv) to the extent such LMC Confidential Information has become generally available publicly through no fault of MMT or its Subsidiaries or their directors, officers, employees, Advisors or sublicensees or the New LLC.


                                   Article 13

                              Intellectual Property

      All Intellectual Property (including all Improvements) relating to CEP or necessary or useful to any application of CEP conceived, created, made, developed or reduced to practice by or for MMT or M4 personnel, or LMC personnel previously assigned to work on M4 activities (other than LMC or M4 personnel assigned exclusively to work on matters relating to M4's Retech division), will be owned by MMT and title to all such Intellectual Property, including patents, patent applications and copyrights filed or granted, patents issued with respect thereto will be issued solely in MMT's name.

                                   Article 14

                        Acquisition of Voting Securities

      14.1. Acquisition of Voting Securities of MMT. LMC agrees with MMT that, until three (3) years after the termination of the SAC Agreement in accordance with its terms, without the prior written consent of MMT, it will not directly or indirectly (through an Affiliate or otherwise) acquire beneficial ownership of any Voting Securities of MMT or any of its Subsidiaries, any securities convertible into or exchangeable for Voting Securities of MMT or any of its Subsidiaries, or any other right to acquire Voting Securities of MMT or any of its Subsidiaries, without the consent of MMT if the effect of such acquisition would be to increase the percentage of Voting Securities of MMT or such Subsidiary then beneficially owned directly or indirectly by LMC and its Affiliates to more than 4.9% of the Voting Securities of MMT or such Subsidiary then issued and outstanding.

      14.2. Acquisition of Voting Securities of LMC. MMT agrees with LMC that, until three (3) years after the termination of the SAC Agreement in accordance with its terms, without the prior written consent of LMC, it will not directly or indirectly (through an Affiliate or otherwise) acquire beneficial ownership of any Voting Securities of LMC or any of its Subsidiaries, any securities convertible into or exchangeable for Voting Securities of LMC or any of its Subsidiaries, or any other right to acquire Voting Securities of LMC or any of its Subsidiaries, without the consent of LMC if the effect of such acquisition would be to increase the percentage of Voting Securities of LMC or such Subsidiary then beneficially owned directly or indirectly by MMT and its Affiliates to more than 4.9% of the Voting Securities of LMC or such Subsidiary then issued and outstanding.


                                   Article 15

                 Termination or Amendment of Existing Agreements

      15.1. Existing Agreements.

      (a) The Parties agree that each of the following documents shall terminate effective upon consummation of the Closing:

            (i)   The Original Agreement;

            (ii)  The Partnership Restructuring Agreement;

            (iii) The Asset Acquisition Agreement, dated as of March 15, 1996, among LESAT, M4, the Parties and the MMT Subsidiary;

            (iv)  The 1996 License Agreement;

            (v) The Amended and Restated Stockholders Agreement, dated as of April 30, 1996, among the General Partner, the LMC Subsidiary and the MMT Subsidiary; and

            (vi) The Limited Guaranties delivered by MMT and LMC in connection with the Restructuring Agreement.




                                     *


* Confidential treatment has been requested for this portion of Exhibit 2.1.

      (b) The Parties agree that at the Closing they and their Affiliates shall enter into a Second Amended and Restated Dispute Resolution Agreement (the "Amended and Restated Dispute Resolution Agreement") in the form of Exhibit G hereto. The Parties agree that immediately after consummation of the Closing MMT shall cause the MMT Subsidiary and the General Partner to enter into a Second Amended and Restated Limited Partnership Agreement (the "Second Amended and Restated Limited Partnership Agreement") in the form of Exhibit H hereto.

                                   Article 16




                                        *




                                   Article 17

                            Disclosure and Publicity

      LMC and MMT agree that the initial public disclosures concerning the transactions contemplated by this Agreement shall require mutual prior approval.

                                   Article 18

                         Representations and Warranties

      Each of LMC and MMT represents and warrants to the other that: (i) it or its applicable Subsidiary, as the case may be, has the corporate power and authority to enter into this Agreement and the Related Agreements to which it or such Subsidiary is a party and perform the obligations required to be performed by it or such Subsidiary hereunder and thereunder; (ii) the execution and delivery by it or such Subsidiary of this Agreement and the Related Agreements to which it or such Subsidiary is a party and the


* Confidential treatment has been requested for this portion of Exhibit 2.1.

performance by it of the obligations required to be performed by it or such Subsidiary hereunder and thereunder have been duly authorized by the Board of Directors of it or such Subsidiary and no consent of its stockholders or those of such Subsidiary, as the case may be, is required, (iii) this Agreement represents, and the Related Agreements to which it or such Subsidiary, as the case may be, is a party when executed and delivered by it or such Subsidiary will represent, the valid and binding obligation of it or such Subsidiary, enforceable against it or such Subsidiary, as the case may be, in accordance with its terms; and (iv) the execution and delivery of this Agreement and each of the Related Agreements to which it or such Subsidiary, as the case may be, is a party by it or its applicable Subsidiary and the performance by it or such Subsidiary of the obligations required to be performed by them hereunder or thereunder will not conflict with, violate or otherwise breach, or require a consent under, any agreement or instrument to which it or such Subsidiary, as the case may be, is a party or by which it or such Subsidiary, as the case may be, or their property is bound. The foregoing representations and warranties shall survive the execution and delivery of this Agreement and the Related Agreements.

                                   Article 19

                                     General

      19.1. Expenses. Except as expressly set forth in this Agreement or the other Related Agreements, all expenses of the preparation, execution and consummation of this Agreement and the Related Agreements and of the transactions contemplated hereby, including, without limitation, attorneys', accountants and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

      19.2. Public Statements or Releases. Each of the parties hereto agrees that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. Nothing contained in this Section 19.2 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal or contractual obligations.

      19.3. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or if sent by overnight courier or sent by written telecommunication, as follows:

      If to MMT:

      Molten Metal Technology, Inc.
      400-2 Totten Pond Road
      Waltham Massachusetts 02154

            Attention: William M. Haney, III,
                       President and Chief Executive Officer
                       Ethan E. Jacks, Esq., Vice President
                       and General Counsel

      with a copy sent contemporaneously to:

      Bingham, Dana & Gould LLP
      150 Federal Street
      Boston, Massachusetts 02110

            Attention: John R. Utzschneider, Esq.


      If to LMC to:

      Lockheed Martin Corporation
      Energy and Environment Sector
      1155 University Boulevard
      Albuquerque, NM  87106-4320

            Attention: President
                       General Counsel

      with a copy sent contemporaneously to:

      Richards, Layton & Finger
      One Rodney Square
      Wilmington, DE  19801

            Attention: James G. Leyden, Jr., Esq.

      19.4. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the Related Agreements contains the entire understanding of the parties hereto and thereto supersedes all prior agreements and understandings relating to the subject matter hereof and thereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto or thereto, as applicable. No waiver of any provision of this Agreement shall be effective unless evidenced by a written instrument signed by the waiving party. The parties further acknowledge and agree that, in entering into this Agreement and entering or causing their Subsidiaries to enter into the Related Agreements, they have not in any way relied upon any oral or written agreements, statements, promises, information, arrangements, understandings, representations or warranties, express or implied, not specifically set forth in this Agreement or the Related Agreements.

      19.5. Governing Law, Etc. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws, without regard to its conflict of laws rules, and, to the extent applicable, federal laws of the United States of America. As provided in the Amended and Restated Dispute Resolution Agreement, the parties hereto have submitted to the exclusive jurisdiction of state and federal courts located in Delaware.

      19.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

      19.7. Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

      19.8. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

      19.9. Assigns. This Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement and the Related Agreements nor the obligations of any party hereunder or thereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto or thereto.

      19.10. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, except LMC and MMT, any rights or remedies under or by reason of this Agreement.

      19.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      19.12. Dispute Resolution. All disputes or claims arising under or in any way relating to this Agreement shall be subject to the Amended and Restated Dispute Resolution Agreement.

      19.13. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

      19.14. Severability. The invalidity or unenforceability of any particular provision of this Agreement or any Related Agreement shall not affect the other provisions hereof or thereof, and this Agreement and the Related Agreements shall be construed in all respects as if such invalid or unenforceable provision was omitted.


      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                MOLTEN METAL TECHNOLOGY, INC.


                                By: /s/ Victor E. Gatto, Jr.
                                    ----------------------------------------
                                    Name: Victor E. Gatto, Jr.
                                    Title:Vice President, Government
                                          and Nuclear Sector



                                LOCKHEED MARTIN CORPORATION


                                By: /s/ James A. Goltz
                                    ----------------------------------------
                                    Name: James A. Goltz
                                    Title:Vice President - Finance,
                                          Energy and Environment Sector